EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Reports 2017 First Quarter Results, and Announces a Presentation by Management at the 2017 East Coast IDEAS Investor Conference

First Quarter Ended March 31, 2017
Net Income Per Share - $0.32
Non-GAAP Operating Income Per Share1 - $0.34
Net Realized Investment Losses Per Share - $0.02
Catastrophe and Storm Losses Per Share - $0.41
GAAP Combined Ratio - 100.5 percent

Reaffirming 2017 Non-GAAP Operating Income Guidance - $1.35 to $1.55 per share

DES MOINES, Iowa (May 5, 2017) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”), today reported net income of $6.8 million ($0.32 per share) for the first quarter of 2017, compared to $14.7 million ($0.70 per share) for the first quarter of 2016. The majority of this decline is attributed to a record level of first quarter catastrophe and storm losses and, to a lesser extent, a decrease in net investment income.

Non-GAAP operating income, which excludes realized investment gains/losses from net income, totaled $7.2 million ($0.34 per share) for the first quarter of 2017, compared to $15.4 million ($0.74 per share) for the first quarter of 2016.

Catastrophe and storm losses totaled a record $13.4 million ($0.41 per share after tax) in the first quarter of 2017, compared to $6.2 million ($0.19 per share after tax) in the first quarter of 2016. No recoveries were made under the property and casualty insurance segment’s 2017 January 1 through June 30 excess of loss reinsurance treaty. Approximately $10.2 million of retention remains under this treaty, meaning catastrophe and storm losses will be capped at $10.2 million in the second quarter, unless the $24.0 million limit of protection is exceeded. First quarter catastrophe and storm losses accounted for 9.3 percentage points of the combined ratio, which is well above the Company’s most recent 10-year average of 6.1 percentage points for this period, and the 4.3 percentage points experienced in the first quarter of 2016. On a segment basis, catastrophe and storm losses for the first quarter of 2017 amounted to $9.8 million ($0.30 per share after tax) in the property and casualty insurance segment, and $3.6 million ($0.11 per share after tax) in the reinsurance segment.

“Like many in the industry, first quarter results were significantly impacted by higher than anticipated catastrophe and storm losses,” stated President and Chief Executive Officer Bruce G. Kelley. “While no recoveries have been made under the property and casualty insurance segment’s intercompany reinsurance treaty covering the first half of the year, we are further into the retention amount than anticipated, which means second quarter catastrophe and storm losses will likely be capped at approximately the same level as the catastrophe and storm losses incurred in the first quarter. Based on this expectation, we are reaffirming our earnings guidance for the year.”

In the property and casualty insurance segment, the underlying loss and settlement expense ratio, which excludes the impact of catastrophe and storm losses and development on prior years' reserves, increased 8.8 percentage points to 65.3 percent from 56.5 percent in the first quarter of 2016. This increase does not reflect a decline in the performance of the underlying book of business, as the underlying loss and settlement expense ratio has been relatively consistent since the implementation of the new bulk reserving methodology in the third quarter of 2016. Rather, the increase is attributed to a change in how bulk reserves are allocated to the various accident years under the new bulk reserving methodology, which makes it difficult to compare the first quarter underlying loss and settlement expense ratios in 2017 and 2016.

The prior bulk reserving methodology was focused on maintaining a consistent level of overall reserve adequacy. Bulk reserves were determined in total, and a separate process was used to allocate the bulk reserves to the various accident years. The implied ultimate accident year loss ratios produced by this allocation process were not explicitly determined, which, based upon a recently completed analysis of first quarter results, allowed seasonal or other fluctuations in the underlying case loss reserves to impact the underlying loss and settlement expense ratio.

Under the new bulk reserving methodology, the underlying loss and settlement expense ratio is determined by the explicit accident year ultimate loss ratios established by management. Because of this change in methodology, quarterly underlying loss and settlement expense ratios are expected to be more consistent throughout the year than they were under the prior methodology.

The Company experienced a large increase in favorable development on prior years’ reserves during the first quarter of 2017, totaling $14.9 million ($0.46 per share after tax) compared to $7.8 million ($0.24 per share after tax) in the first quarter of 2016, which helped limit the increase in the loss and settlement expense ratio.

The Company’s GAAP combined ratio was 100.5 percent in the first quarter of 2017, compared to 92.7 percent in the first quarter of 2016.

Premiums earned increased 1.2 percent to $144.5 million for the first quarter of 2017, from $142.7 million in the first quarter of 2016. In the property and casualty insurance segment, premiums earned increased 2.9 percent. The majority of the increase is attributed to an increase in retained policies in the commercial lines of business, small rate level increases on commercial lines renewal business and growth in insured exposures. In the reinsurance segment, premiums earned decreased 4.5 percent due primarily to a decline in the pro rata line of business stemming from the Mutual Reinsurance Bureau underwriting association’s withdrawal from non-standard automobile business, partially offset by an increase in the excess of loss line of business.

Large losses are defined as reported current accident year losses greater than $500,000 for the EMC Insurance Companies' pool, excluding catastrophe and storm losses. Under the property and casualty insurance segment's prior bulk reserving methodology, large losses had a direct impact on earnings. Under the new bulk reserving methodology, large losses are taken into consideration when establishing the current accident quarter/year ultimate estimates of losses, but there is no longer a direct relationship between large losses and earnings. As a result, beginning in the third quarter of 2016, large losses are no longer being reported separately.

Net investment income declined 10.0 percent to $11.0 million for the first quarter of 2017, from $12.2 million in the first quarter of 2016. Net investment income for the first quarter of 2016 included approximately $480,000 of special dividends. Excluding this amount, net investment income declined 6.3 percent due primarily to increased amortization of fixed maturity securities.

Net realized investment losses totaled $627,000 ($0.02 per share after tax) for the first quarter of 2017 compared to $1.1 million ($0.04 per share after tax) for the first quarter of 2016. Included in net realized investment losses reported for the first quarters of 2017 and 2016 are $2.3 million and $1.9 million, respectively, of realized investment losses attributed to a decline in the carrying value of a limited partnership that helps protect the Company from a sudden and significant decline in the value of its equity portfolio (the equity tail-risk hedging strategy).

At March 31, 2017, consolidated assets totaled $1.6 billion, including $1.5 billion in the investment portfolio, and stockholders’ equity totaled $564.3 million, an increase of 2.0 percent from December 31, 2016. Book value of the Company’s stock increased 1.9 percent to $26.57 per share from $26.07 per share at December 31, 2016. Book value excluding accumulated other comprehensive income was relatively flat at $24.01 per share at March 31, 2017, compared to $23.90 per share at December 31, 2016.

Based on results for the first quarter of 2017 and management’s expectations for the remainder of the year, management is reaffirming its 2017 non-GAAP operating income guidance in the range of $1.35 to $1.55 per share. This guidance is based on a projected GAAP combined ratio of 100.1 percent for the year and a decline in investment income in the low- to mid-single digits, with nominal changes to the other assumptions utilized in the projection.

The Company will hold an earnings teleconference call at noon Eastern time on Friday, May 5, 2017 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the first quarter, as well as its expectations for the remainder of 2017. Dial-in information for the call is toll-free 1-866-652-5200 (International: 1-412-317-6060).

Members of the news media, investors and the general public are invited to access a live webcast of the conference call via the Company’s investor relations page at www.emcins.com/ir. The webcast will be archived and available for replay for approximately 90 days following the earnings call. A transcript of the teleconference will be available on the Company’s website shortly after the completion of the teleconference.

Management Presentation
Additionally, Mark E. Reese, Senior Vice President and Chief Financial Officer, and Steven T. Walsh, Director of Investor Relations, will present at the 2017 East Coast IDEAS Investor Conference on Thursday May 18, 2017 at approximately 8:40 a.m. Eastern time. The conference will be held at the Boston Park Plaza hotel in Boston, MA. A live audio webcast of the presentation may be accessed from the Company’s website at www.emcins.com/ir or from the conference website at www.IDEASConferences.com. The presentation slides will be available on the Company’s website on the day of the presentation and can be found at www.emcins.com/ir/presentations.aspx.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding the Company may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Management uses certain non-GAAP financial measures for evaluating the Company’s performance. One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Management’s operating income guidance is also considered a non-GAAP financial measure.

1Non-GAAP Operating income: Non-GAAP operating income is calculated by excluding net realized investment gains/losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations. The Company’s calculation of non-GAAP operating income may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of non-GAAP operating income to the measure used by other companies.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income. Therefore, the Company has provided the following reconciliations of the GAAP financial measures of net income and net income per share, to the non-GAAP financial measures of non-GAAP operating income and non-GAAP operating income per share.

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
($ in thousands)
	Three months ended March 31,
	2017	2016
Net Income	$6,804	$14,654
Realized investment losses	(627)	(1,085)
Income tax benefit	(219)	(380)
Net realized investment losses	(408)	(705)
Non-GAAP operating income	$7,212	$15,359

RECONCILIATION OF NET INCOME PER SHARE TO NON-GAAP OPERATING INCOME PER SHARE
	Three months ended March 31,
	2017	2016
Net Income per share	$0.32	$0.70
Realized investment losses per share	(0.03)	(0.05)
Income tax benefit per share	(0.01)	(0.01)
Net realized investment losses per share	(0.02)	(0.04)
Non-GAAP operating income per share	$0.34	$0.74

Industry Metrics
Premiums written: Premiums written is an industry metric used in statutory accounting to quantify the amount of insurance sold during a specified reporting period. Management analyzes trends in premiums written to assess business efforts, and uses it as a financial measure for goal setting and determining a portion of employee and senior management awards and compensation. Premiums earned, used in both statutory and GAAP accounting, is the recognition of the portion of premiums written directly related to the expired portion of an insurance policy for a given reporting period. The unexpired portion of premiums written is referred to as unearned premiums, and represents the portion of premiums written that would be returned to a policyholder upon cancellation of a policy.

Underlying loss and settlement expense ratio: The loss and settlement expense ratio is the ratio (expressed as a percentage) of losses and settlement expenses incurred to premiums earned, which management uses to measure the underwriting profitability of the Company’s insurance business. The underlying loss and settlement expense ratio represents the loss and settlement expense ratio, excluding the impact of catastrophe and storm losses and development on prior years’ reserves, which management uses as an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended March 31, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$113,648	$30,839	$—	$144,487
Investment income, net	8,015	2,983	9	11,007
Other income (loss)	161	(571)	—	(410)

	121,824	33,251	9	155,084
Losses and expenses:
Losses and settlement expenses	75,520	20,765	—	96,285
Dividends to policyholders	2,722	—	—	2,722
Amortization of deferred policy acquisition costs	20,077	6,734	—	26,811
Other underwriting expenses	18,930	424	—	19,354
Interest expense	84	—	—	84
Other expenses	179	—	582	761
	117,512	27,923	582	146,017
Operating income (loss) before income taxes	4,312	5,328	(573)	9,067
Realized investment losses	(597)	(30)	—	(627)
Income (loss) before income taxes	3,715	5,298	(573)	8,440
Income tax expense (benefit):
Current	491	1,745	(190)	2,046
Deferred	(170)	(229)	(11)	(410)
	321	1,516	(201)	1,636
Net income (loss)	$3,394	$3,782	$(372)	$6,804
Average shares outstanding				21,254,430
Per Share Data:
Net income (loss) per share - basic and diluted	$0.16	$0.18	$(0.02)	$0.32
Catastrophe and storm losses (after tax)	$0.30	$0.11	$—	$0.41
Large losses* (after tax)	N/A	N/A	N/A	N/A
Reported favorable development experienced on prior years' reserves (after tax)	$0.26	$0.20	$—	$0.46
Dividends per share				$0.21
Book value per share				$26.57
Effective tax rate				19.4%
Annualized net income as a percent of beg. SH equity				4.9%
Other Information of Interest:
Premiums written	$114,607	$30,268	$—	$144,875
Catastrophe and storm losses	$9,786	$3,588	$—	$13,374
Large losses*	N/A	N/A	N/A	N/A
Reported favorable development experienced on prior years' reserves	$(8,463)	$(6,441)	$—	$(14,904)
GAAP Ratios:
Loss and settlement expense ratio	66.5%	67.3%	—	66.6%
Acquisition expense ratio	36.7%	23.2%	—	33.9%
Combined ratio	103.2%	90.5%	—	100.5%

*Large losses are defined as reported current accident year losses greater than $500 for the EMC Insurance Companies' pool, excluding catastrophe and storm losses. Under the property and casualty insurance segment's prior bulk reserving methodology, large losses had a direct impact on earnings. Under the new bulk reserving methodology implemented during the third quarter of 2016, large losses are taken into consideration when establishing the current accident quarter/year ultimate estimates of losses, but there is no longer a direct relationship between large losses and earnings. As a result, it is no longer meaningful to report large losses separately.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended March 31, 2016	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$110,446	$32,291	$—	$142,737
Investment income, net	8,771	3,457	2	12,230
Other income (loss)	132	(143)	—	(11)
	119,349	35,605	2	154,956
Losses and expenses:
Losses and settlement expenses	62,098	23,011	—	85,109
Dividends to policyholders	3,853	—	—	3,853
Amortization of deferred policy acquisition costs	19,422	6,906	—	26,328
Other underwriting expenses	16,468	503	—	16,971
Interest expense	84	—	—	84
Other expenses	157	—	492	649
	102,082	30,420	492	132,994
Operating income (loss) before income taxes	17,267	5,185	(490)	21,962
Realized investment losses	(846)	(239)	—	(1,085)
Income (loss) before income taxes	16,421	4,946	(490)	20,877
Income tax expense (benefit):
Current	6,117	1,672	(171)	7,618
Deferred	(1,187)	(208)	—	(1,395)
	4,930	1,464	(171)	6,223
Net income (loss)	$11,491	$3,482	$(319)	$14,654
Average shares outstanding				20,842,199
Per Share Data:
Net income (loss) per share - basic and diluted	$0.55	$0.17	$(0.02)	$0.70
Catastrophe and storm losses (after tax)	$0.10	$0.09	$—	$0.19
Large losses* (after tax)	$0.09	$—	$—	$0.09
Reported favorable development experienced on prior years' reserves (after tax)	$0.12	$0.12	$—	$0.24
Dividends per share				$0.19
Book value per share				$26.31
Effective tax rate				29.8%
Annualized net income as a percent of beg. SH equity				11.2%
Other Information of Interest:
Premiums written	$111,267	$31,009	$—	$142,276
Catastrophe and storm losses	$3,424	$2,740	$—	$6,164
Large losses*	$3,035	$—	$—	$3,035
Reported favorable development experienced on prior years' reserves	$(3,798)	$(3,954)	$—	$(7,752)
GAAP Ratios:
Loss and settlement expense ratio	56.2%	71.3%	—	59.6%
Acquisition expense ratio	36.0%	22.9%	—	33.1%
Combined ratio	92.2%	94.2%	—	92.7%

*Large losses are defined as reported current accident year losses greater than $500 for the EMC Insurance Companies' pool, excluding catastrophe and storm losses.

CONSOLIDATED BALANCE SHEETS
	March 31, 2017	December 31, 2016
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,183,078 and $1,189,525)	$1,198,293	$1,199,699
Equity securities available-for-sale, at fair value (cost $155,612 and $147,479)	230,202	213,839
Other long-term investments	16,183	12,506
Short-term investments	25,530	39,670
Total investments	1,470,208	1,465,714

Cash	449	307
Reinsurance receivables due from affiliate	21,497	21,326
Prepaid reinsurance premiums due from affiliate	10,344	9,309
Deferred policy acquisition costs (affiliated $39,755 and $40,660)	39,916	40,939
Amounts due from affiliate to settle inter-company transaction balances	913	—
Prepaid pension and postretirement benefits due from affiliate	11,984	12,314
Accrued investment income	12,131	11,050
Amounts receivable under reverse repurchase agreements	16,500	20,000
Accounts receivable	2,063	2,076
Goodwill	942	942
Other assets (affiliated $4,022 and $4,632)	4,663	4,836
Total assets	$1,591,610	$1,588,813

LIABILITIES
Losses and settlement expenses (affiliated $690,549 and $685,533)	$695,129	$690,532
Unearned premiums (affiliated $245,703 and $243,682)	246,480	244,885
Other policyholders' funds (all affiliated)	13,618	13,068
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	—	11,222
Pension benefits payable to affiliate	3,674	4,097
Income taxes payable	4,041	2,359
Deferred income taxes	15,409	11,321
Other liabilities (affiliated $16,839 and $27,871)	23,985	32,987
Total liabilities	1,027,336	1,035,471

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 30,000,000 shares; issued and outstanding, 21,234,887 shares in 2017 and 21,222,535 shares in 2016	21,235	21,223
Additional paid-in capital	119,244	119,054
Accumulated other comprehensive income	54,435	46,081
Retained earnings	369,360	366,984
Total stockholders' equity	564,274	553,342
Total liabilities and stockholders' equity	$1,591,610	$1,588,813

LOSS AND SETTLEMENT EXPENSE BY LINE OF BUSINESS

	Three months ended March 31,
	2017			2016
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$28,032	$26,889	95.9%	$26,927	$18,805	69.8%
Property	25,502	17,539	68.8%	24,748	12,382	50.0%
Workers' compensation	24,703	13,774	55.8%	23,247	13,406	57.7%
Liability	24,128	10,712	44.4%	23,670	12,553	53.0%
Other	2,109	(93)	(4.4)%	2,071	(66)	(3.2)%
Total commercial lines	104,474	68,821	65.9%	100,663	57,080	56.7%

Personal lines	9,174	6,699	73.0%	9,783	5,018	51.3%
Total property and casualty insurance	$113,648	$75,520	66.5%	$110,446	$62,098	56.2%

Reinsurance
Pro rata reinsurance	$10,435	$6,146	58.9%	$13,641	$9,876	72.4%
Excess of loss reinsurance	20,404	14,619	71.6%	18,650	13,135	70.4%
Total reinsurance	$30,839	$20,765	67.3%	$32,291	$23,011	71.3%

Consolidated	$144,487	$96,285	66.6%	$142,737	$85,109	59.6%

PREMIUMS WRITTEN
	Three months ended March 31, 2017		Three months ended March 31, 2016
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$30,436	21.0%	$28,741	20.1%	5.9%
Property	25,342	17.5%	24,426	17.2%	3.7%
Workers' compensation	23,079	15.9%	22,410	15.8%	3.0%
Liability	24,927	17.2%	24,943	17.5%	(0.1)%
Other	2,283	1.6%	2,206	1.6%	3.5%
Total commercial lines	106,067	73.2%	102,726	72.2%	3.3%

Personal lines	8,540	5.9%	8,541	6.0%	—%
Total property and casualty insurance	$114,607	79.1%	$111,267	78.2%	3.0%

Reinsurance
Pro rata reinsurance	$8,692	6.0%	$12,184	8.6%	(28.7)%
Excess of loss reinsurance	21,576	14.9%	18,825	13.2%	14.6%
Total reinsurance	$30,268	20.9%	$31,009	21.8%	(2.4)%

Consolidated	$144,875	100.0%	$142,276	100.0%	1.8%

Contacts
Investors:	Media:
Steve Walsh, 515-345-2515	Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com	lisa.l.hamilton@emcins.com